Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-3 of Epsilon Energy Ltd. with respect to the information from (i) our reserve report dated February 11, 2025, with respect to the estimates of reserves and future net revenues of Peak Exploration & Production, LLC (“Peak E&P”), as of December 31, 2024, and (ii) our reserve report dated February 11, 2025, with respect to the estimates of reserves and future net reserves of Peak Powder River Acquisitions, LLC, a wholly-owned subsidiary of Peak BLM Lease LLC  (“Peak BLM”), as of December 31, 2024.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

J. Zane Meekins, P. E.
Executive Vice President

Fort Worth, Texas

January 13, 2026